Exhibit 10.7

AMENDMENT OF THE 3M 1992

DIRECTORS STOCK OWNERSHIP PROGRAM —

409A Compliance

WHEREAS, 3M has adopted and maintains the 3M 1992 Directors Stock Ownership Program (the “Plan”), which Plan is intended to attract and retain well-qualified individuals to serve on its Board of Directors and to promote an identity of interest between these directors and the stockholders of the Company; and

WHEREAS, the Company wishes to amend the Plan to ensure that the Plan document complies with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder;

                RESOLVED, pursuant to the authority contained in Section 13 of the Plan, such Plan shall be and it hereby is amended as follows, effective January 1, 2009:

1)            Section 14(a) is amended to read as follows:

                (a)                 For purposes of this Section 14, the following words and phrases shall have the meanings indicated below, unless the context clearly indicates otherwise:

                (i)                  “Code” means the Internal Revenue Code of 1986, as amended.

2)            Section 14(c) is amended to read as follows:

                (c)                 For purposes of this Section 14, a Change in Control of the Company shall be deemed to have occurred only if there is a “change in the ownership” of the Company, “change in effective control” of the Company”, and/or a “change in the ownership of a substantial portion of the assets” of the Company as those terms are defined under Treasury Regulations §1.409A-3(i)(5) or such other regulation or guidance issued under section 409A of the Code.

3)            Section 14(d) is amended to read as follows:

                (d)                 In the event that the provisions of this Section 14 result in “payments” that are finally determined to be subject to the excise tax imposed by Section 4999 of the Code, the Company shall pay to each Participant an additional amount such that the net amount retained by such Participant following the lapse of restrictions, if any, and delivery of Common Stock under this Section that resulted in such “payments,” after allowing for the amount of such excise tax and any additional federal, state, and local income taxes paid on the additional amount, shall be equal to the net amount that would otherwise have been retained by the Participant following the lapse of restrictions, if any, and delivery of Common Stock under this Section if there were no excise tax imposed by Section 4999 of the Code.  Payment of this additional amount shall be made as soon as administratively feasible, but no later than two and one-half months following the end of the Participant’s taxable year in which the Participant remits the related taxes.

4)            Section 14(e) is amended to read as follows:

(e)           The Company shall pay to each Participant the amount of all reasonable legal and accounting fees and expenses incurred by such Participant in seeking to obtain or enforce his rights under this Section 14, or in connection with any income tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to the payments made pursuant to this Section 14, unless a lawsuit commenced by the Participant for such purposes is dismissed by the court as being spurious or frivolous.  The Company shall also pay to each Participant the amount of all reasonable tax and financial planning fees and expenses incurred by such Participant in connection with such Participant’s receipt of payments pursuant to this Section 14.  Payment of these legal and accounting fees, as well as these tax and financial planning fees and expenses, shall be made as soon as administratively feasible, but no later than two and one-half months following the end of the Participant’s taxable year in which the Participant incurs these fees and expenses.